UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)



                            PANHANDLE ROYALTY COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK (VOTING) - $0.0333 PAR VALUE
                         (Title of Class of Securities)

                                   698477 10 6
                                 (CUSIP Number)

                                DECEMBER 31, 2002
             (Date of Event Which Requires Filing of This Statement)





                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)




 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

                                  SCHEDULE 13G

CUSIP NO. 698477 10 6                                          PAGE 2 OF 9 PAGES
                                                                    -    -
--------------------------------------------------------------------------------
1.                NAME  OF  REPORTING  PERSON
                  Robert  E.  Robotti
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                  United States

--------------------------------------------------------------------------------
              5.  SOLE VOTING POWER
                  -0-
NUMBER OF     ------------------------------------------------------------------
SHARES        6.  SHARED VOTING POWER
BENEFICIALLY      119,763
OWNED BY      ------------------------------------------------------------------
EACH          7.  SOLE DISPOSITIVE POWER
REPORTING         -0-
PERSON WITH   ------------------------------------------------------------------
              8.  SHARED DISPOSITIVE POWER
                  119,763
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                  119,763
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES* [ ]
--------------------------------------------------------------------------------
11.               PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                  5.8%
--------------------------------------------------------------------------------
12.               TYPE  OF  REPORTING  PERSON*

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G

CUSIP NO. 698477 10 6                                          PAGE 3 OF 9 PAGES
                                                                    -    -
--------------------------------------------------------------------------------
1.                NAME  OF  REPORTING  PERSON
                  Robotti & Company, Incorporated
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 11-2627501
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                  New York
--------------------------------------------------------------------------------
              5.  SOLE VOTING POWER
                  -0-
NUMBER OF     ------------------------------------------------------------------
SHARES        6.  SHARED VOTING POWER
BENEFICIALLY      27,951
OWNED BY      ------------------------------------------------------------------
EACH          7.  SOLE DISPOSITIVE POWER
REPORTING         -0-
PERSON WITH   ------------------------------------------------------------------
              8.  SHARED DISPOSITIVE POWER
                  27,951
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                  27,951
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES* [ ]
--------------------------------------------------------------------------------
11.               PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                  1.3%
--------------------------------------------------------------------------------
12.               TYPE  OF  REPORTING  PERSON*
                  CO, BD, IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G

CUSIP NO. 698477 10 6                                          PAGE 4 OF 9 PAGES
                                                                    -    -
--------------------------------------------------------------------------------
1.                NAME  OF  REPORTING  PERSON
                  Ravenswood Investment Company, L.P.
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 11-2474002
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                  New York
--------------------------------------------------------------------------------
              5.  SOLE VOTING POWER
                  -0-
NUMBER OF     ------------------------------------------------------------------
SHARES        6.  SHARED VOTING POWER
BENEFICIALLY      91,812
OWNED BY      ------------------------------------------------------------------
EACH          7.  SOLE DISPOSITIVE POWER
REPORTING         -0-
PERSON WITH   ------------------------------------------------------------------
              8.  SHARED DISPOSITIVE POWER
                  91,812
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                  91,812
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES* [ ]
--------------------------------------------------------------------------------
11.               PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                  4.4%
--------------------------------------------------------------------------------
12.               TYPE  OF  REPORTING  PERSON*
                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G

ITEM  1(A).    NAME  OF  ISSUER.

               Panhandle  Royalty  Company

ITEM  1(B).    ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

               Grand  Centre  Suite  210
               5400  N.  Grand  Boulevard
               Oklahoma  City,  OK  73112

ITEM  2(A).    NAME  OF  PERSONS  FILING:

               This  statement  is  filed  by:

               (i)   Robert E. Robotti, a United States citizen ("Robotti"); and

               (ii) Robotti & Company, Incorporated, a New York corporation ("Robotti & Company"); and

               (iii) The Ravenswood Investment Company, L.P., a New York limited partnership  ("Ravenswood")


ITEM  2(B).    ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE OR, IF NONE, RESIDENCE:

               c/o  Robotti  &  Company,  Incorporated
                    52  Vanderbilt  Avenue,
                    Suite  503
                    New  York,  New  York  10017

ITEM  2(C).    CITIZENSHIP:

               See  Item  2(a)


ITEM  2(D).    TITLE  OF  CLASS  OF  SECURITIES:

               Class  A  Common  Stock  (voting)  -  $0.0333  par  value

ITEM  2(E).    CUSIP  NUMBER:

               698477  10  6


                                Page 5 of 9 Pages

                                  SCHEDULE 13G

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:

            (a)  [X]  Broker  or  dealer  registered  under Section 15 of the
                      Exchange Act.

            (b)  [ ]  Bank  as  defined in Section 3 (a)(6) of the Exchange Act.

            (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the
                      Exchange  Act.

            (d)  [ ]  Investment  company  registered under Section 8 of the
                      Investment Company  Act.

            (e)  [X]  An  investment  adviser  in  accordance  with  Rule  13d-1
                      (b)(1)(ii)(E);

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with  Rule 13d-1  (b)(1)(ii)(F);

            (g)  [ ]  A parent holding company or control person in accordance with  Rule  13d-1 (b)(1)(ii)(G);

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal  Deposit Insurance  Act;

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)  [ ]  Group,  in  accordance  with Rule 13d-1 (b) (1)(ii)(J)

ITEM  4.    OWNERSHIP:
            (a) Robert E. Robotti shares beneficial ownership of 119,763 shares of the Security through the following:

                    - his ownership of Robotti & Company, a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment advisor in accordance with Rule 13d-1 (b)(1)(ii)(E), by virtue of the investment discretion Robotti & Company has over the accounts of its brokerage customers and advisory clients, which hold an aggregate of 12,611 shares of the Security; and
                    - his ownership of Robotti & Company, which directly owns 8,740 shares of the Security; and


                                Page 6 of 9 Pages

                                  SCHEDULE 13G

                    - the IRA of his wife, Suzanne Robotti, which holds 4,500 shares of the Security with Robotti & Company; and
                    - the IRA of his father, Edward Robotti, which holds 2,100 shares of he Security with Robotti & Company; and
                    - his position as General Partner of Ravenswood, which owns 91,812 shares of the Security.

          (b)  The amount of shares of the Security beneficially owned by Robert
               E. Robotti is 5.8% of the total outstanding shares of 2,082,190 Class A common stock as per the Issuer's 10-Q dated February 13, 2003.

          (c) (i) Mr. Robotti does not have the sole power to vote or direct the vote of any of the shares of the Security.

               (ii) Mr. Robotti shares the power to vote or direct the vote of the shares of the Security as follows:

                    - he shares with Robotti & Company and its brokerage customers and advisory clients the power to vote or direct the vote of 21,351 shares of the Security; and
                    - he shares with Suzanne Robotti the power to vote or direct the vote of 4,500 shares of the Security; and
                    - he shares with Edward Robotti the power to vote or direct the vote of 2,100 shares of the Security; and
                    - he shares with the other Managing Member of Ravenswood Management Company, L.L.C., which serves as the General Partner of Ravenswood the power to vote or direct the vote of 91,812 shares of the Security.

              (iii) Mr.  Robotti  does  not have the sole power to dispose or to direct the disposition of any of the shares of the Security.

               (iv) Mr.  Robotti  shares  the  power to dispose or to direct the disposition  of  the  shares  of  the  Security  as follows:

                    - he shares with Robotti & Company and its brokerage customers and advisory clients the power to dispose or to direct the disposition of 21,351 shares of the Security; and
                    - he shares with Suzanne Robotti the power to dispose or to direct the disposition of 4,500 shares of the Security; and
                    - he shares with Edward Robotti the power to dispose or to direct the disposition of 2,100 shares of the Security; and


                                Page 7 of 9 Pages

                                  SCHEDULE 13G

                    - he shares with the other Managing Member of Ravenswood Management Company, L.L.C., which serves as the General Partner of Ravenswood the power to dispose or to direct the disposition of 91,812 shares of the Security.

ITEM  5.     OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

             Not  applicable.

ITEM  6.     OWNERSHIP  OF  MORE  THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not  applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

             Not  applicable.

ITEM  8.     IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.

             Not  applicable.

ITEM  9.     NOTICE  OF  DISSOLUTION  OF  GROUP.

             Not  applicable.

ITEM  10.    CERTIFICATIONS.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 8 of 9 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2003



                                      By:  /s/  Robert E. Robotti
                                           ----------------------
                                           Robert  E.  Robotti

                                      Robotti & Company, Incorporated


                                      By:  /s/  Robert E. Robotti
                                          ------------------------
                                           Name:  Robert E. Robotti
                                           Title:  President and Treasurer

                                      The Ravenswood Investment Company, L.P.

                                      By:  Ravenswood Management Company, L.L.C.
                                           -------------------------------------
                                           General  Partner  of
                                           Ravenswood Investment Company, L.P.


                                      By:  /s/  Robert E. Robotti
                                           ----------------------
                                           Name:  Robert E. Robotti
                                           Title:  Managing Member of
                                           Ravenswood Management Company, L.L.C


                                Page 9 of 9 Pages